Exhibit 99.3

FOR IMMEDIATE RELEASE

Approved By:

Jim Hartman (763) 577-2212 Enpath Medical, Inc.

Contacts:	Investors EVC Group Doug Sherk (415) 896-6820 Jennifer Beugelmans (415) 896-6820

July 21, 2005

Enpath Medical Receives FDA Marketing Clearance for Steerable Sheath Announces Exclusive License & Supply Agreement

Electrophysiology Market Targeted

MINNEAPOLIS—Enpath Medical Inc. (Nasdaq: NPTH) announced today that it has received FDA marketing clearance for the Company’s steerable sheath and has signed an exclusive license and supply agreement with Bard Electrophysiology, a division of C. R. Bard, Inc. (“Bard”)  for distribution of this product in the electrophysiology (“EP”) market.  Although terms of the agreement were not disclosed, the Company stated the agreement was subject to the completion of intellectual property due diligence and Enpath attaining CE mark approval for the device.

“We are enthusiastic about this new opportunity because we believe Bard is well positioned in the EP market, in part through its long-term focus on the therapeutic treatment of cardiac arrhythmias,” said James D. Hartman, Chairman and CEO of Enpath.  “Enpath’s steerable sheath technology will enhance the delivery of diagnostic and therapeutic devices in the heart.  Therapeutic EP is a large and rapidly growing market and it fits directly with Enpath’s mission to develop innovative delivery systems that improve the quality of patient care.”

The Food and Drug Administration 510(k) marketing clearance is for Enpath’s steerable sheath as a stand-alone device for a number of procedural indications including interventional coronary, peripheral vascular and carotid artery access.  The Company is in early discussions with other potential partners regarding distribution of iterations of the product for other attractive market segments.

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies.  Its products include venous vessel introducers, epicardial and endocardial stimulation leads, safety needles and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation and hearing restoration markets.  Its products are sold worldwide through partnering relationships with other medical device companies.

Safe Harbor

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein.  All forward-looking statements involve risks and uncertainties.  A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-K for the year ended December 31, 2004, as well as in our quarterly reports on Form 10-Q and Current Reports on Form 8-K.  Among the factors that could cause results to differ materially are the following: the ability of Enpath and Bard to successfully negotiate and execute a definitive license and supply agreement; the ability of Enpath to obtain FDA marketing approval or clearance for its steerable sheath, the ability of Enpath to complete the integration of the BCI operations; Enpath’s dependence upon a limited number of key customers for its revenue; Enpath’s ability to complete development of its Myopore Rx steroid epicardial lead and FasTac Flex delivery tool and obtain FDA and European approval to market these devices; the ability of Enpath and its distribution partners to successfully introduce the Myopore Rx and FasTac Flex; the ability of Enpath’s customers to successfully develop and market therapies that utilize the Company’s advanced delivery systems; Enpath’s dependence upon licensing agreements with third parties for the technology underlying some of its products; Enpath’s ability to effectively manufacture its products, including the new Myopore Rx steroid lead and the FasTac Flex delivery device, in anticipated required quantities; Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; Enpath’s ability to successfully protect its intellectual property against misappropriation or claims of infringement by third parties; government regulatory matters; economic conditions; and Enpath’s ability to raise capital.  All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements.  In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.